EXHIBIT 99.1
PRESS RELEASE: National Energy Group, Inc. Reports Fiscal 2005 Fourth Quarter and Annual Results
[ 2006-03-24 ]
DALLAS, March 24 /PRNewswire-FirstCall/ — National Energy Group, Inc. (OTC Bulletin Board: NEGI) today announced results for the fourth quarter and year ended December 31, 2005.
Results of Operations
On September 12, 2001, as provided in the Company’s Joint Plan of Reorganization, the Company contributed all its operating assets and oil and gas properties excluding cash of $4.3 million to NEG Holding LLC in exchange for an initial unconsolidated and non-controlling 50% membership interest (the “LLC Contribution”). Following the LLC Contribution, the Company no longer directly owns any oil and gas properties and will only recognize income from accretion of the preferred investment and fees attributable to the management and operation of NEG Holding LLC’s oil and gas properties. The income from accretion of the preferred investment and management fees amounted to $12.3 million and $4.4 million, respectively, for the quarter ended December 31, 2005 and $44.3 million and $14.6 million, respectively, for the year ended December 31, 2005.
For the Three Months Ended December 31, 2005
The Company recognized net income of $10.9 million for the three months ended December 31, 2005 compared with net income of $4.5 million for the comparable 2004 period.
Total revenues increased $3.9 million (30.5%) to $16.7 million for the fourth quarter of 2005 from $12.8 million for the fourth quarter of 2004
The Company had no oil and natural gas production during the fourth quarter of 2004 or 2005 due to the LLC Contribution.
For the year Ended December 31, 2005
The Company recognized net income of $25.3 million for the year ended December 31, 2005 compared with net income of $14.3 million for the comparable 2004 period. The year ended December 31, 2005 includes $4.9 million in deferred income tax expense while the year ended December 31, 2004 includes $6.7 million in deferred income tax expense.
Total revenues increased $13.0 million (28.3%) to $59.0 million for the year ended December 31, 2005 from $46.0 million for the year ended December 31, 2004.
The Company had no oil and natural gas production during the year ended December 31, 2004 or 2005.

The Company
The Company is a management company engaged in the business of managing the exploration, development, production and operations of oil and natural gas properties, primarily located in Texas, Oklahoma, Arkansas and Louisiana (both onshore and in the Gulf of Mexico). The Company manages the oil and natural gas operations of NEG Operating LLC, National Onshore LP and National Offshore LP, all of which are affiliated entities. The Company’s principal assets are our unconsolidated non-controlling 50% membership interest in NEG Holding LLC and the management agreements with Operating LLC, National Onshore and National Offshore.
On December 7, 2005, the Company, NEG Oil & Gas, LLC, NEG, Inc. and, for certain purposes, American Real Estate Holdings L.P., entered into a merger agreement, pursuant to which the Company agreed to be merged into NEG, Inc. NEG Oil & Gas, a wholly owned indirect subsidiary of AREP, is the owner of 50.01% of the Company’s common stock.
Upon consummation of the merger with NEG, Inc., the current holders of the Company’s common stock will receive shares of common stock of NEG, Inc. The transaction, which is conditioned upon the consummation of an initial public offering of common stock by NEG, Inc., may be terminated if the merger has not closed by December 1, 2006.
Following the merger, NEG, Inc. will be renamed National Energy Group, Inc. and will contribute the Company’s non-controlling 50% ownership interest in NEG Holding LLC to NEG Oil & Gas LLC.
NEG, Inc. has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission to register its common stock in an initial public offering under the Securities Act of 1933. The number of shares to be offered and the price range of the offering have not been determined. The Registration Statement has not become effective and is subject to review and comment by the SEC. There can be no assurance that NEG, Inc. will complete an initial public offering or that the merger will be completed.
National Energy Group, Inc. (OTC Bulletin Board: NEGI) is a Dallas, Texas based company.
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

National Energy Group, Inc.
Summary Financial Results
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2005	2004	2005

Results of Operations Data:
Revenues:
Accretion of Investment in NEG Holding LLC	$9,376	$12,305	$34,432	$44,306
Management fees from affiliates	3,443	4,400	11,563	14,587
Interest income and other, net	11	26	39	78
Total revenue	12,830	16,731	46,034	58,971
Costs and expenses:
General and administrative	3,505	5,242	11,145	14,905
Interest expense	3,485	3,485	13,940	13,940
Total costs and expenses	6,990	8,727	25,085	28,845

Income before income taxes	5,840	8,004	20,949	30,126
Income tax (expense) benefit	(1,377)	(2,890)	(6,664)	(4,852)
Net income to common shareholders	$4,463	$10,894	$14,285	$25,274

Cash Flow Data:
Cash flow from operations (A)	$(3,900)	$(4,961)	$(15,521)	$(16,369)

Per share data:
Net income per common share, basic and diluted	$.40	$.97	$1.28	$2.26
Cash flow from operations (A)	$(.35)	$(.44)	$(1.39)	$(1.46)

Shares used in per share computations:
Earnings per share, basic and diluted	11,191	11,191	11,191	11,191
Cash flow per share, basic and diluted	11,191	11,191	11,191	11,191
     These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

National Energy Group, Inc.
Condensed Balance Sheet
(In thousands)

	December 31,	December 31,
	2004	2005

Assets
Cash, cash equivalents and marketable securities	$2,488	$3,059
Other current assets	2,583	2,000
Investment in NEG Holding LLC	87,800	116,128
Deferred tax asset	19,242	14,540
Total assets	$112,113	$135,727

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities	$2,872	$3,251
Senior notes due to affiliate	148,637	148,637
Deferred gain on senior note redemption	3,737	1,698
Stockholders’ deficit	(43,133)	(17,859)
Total liabilities and stockholders’ equity (deficit)	$112,113	$135,727
(A)	Cash flow from operations is shown before changes in working capital accounts.
These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.